Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-217328 and 333-204389 on Form S-8 and Registration Statement No. 333-229308 on Form S-3 of our report dated February 27, 2019, relating to the consolidated financial statements of GW Pharmaceuticals plc and its subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Transition Report on Form 10-K of the Company for the three month period ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

February 27, 2019